Exhibit 99.1

Empire Global Corp. Commences Consolidation Strategy in Italy

Integration of gaming licences forms framework to 2015 build-out plan.

NEW YORK -- Empire Global Corp. (the company) (EMGL.OTCQB), a company focused on the acquisition and development of regulated online gaming operations, announced today that through Multigioco Srl, our wholly owned subsidiary, it has completed the integration of New Gioco Srl and Rifa Srl business and assumed the gaming operations of each entity.

As a result of the transfer of New Gioco and Rifa business, Multigioco now holds its original GAD (Gioco a Distanza) online licence number 15133 as well as Punto Sportivo (Corner) licence number 4070 with three (3) corners and Negozio Sportivo (Agency) licence number 4583 with two (2) agencies.

The Company is now focusing on taking next steps to complete the previously announced acquisition of Sevenbet Srl business as well as continuing due diligence on Streamlogue Holdings Limited in Malta and our recently announced milestone acquisition in Italy.

Michele Ciavarella, Chairman and Chief Executive Officer of Empire Global Corp., comments, "The completion of New Gioco and Rifa creates the framework to the acquisition strategy of our gaming business in Italy. In addition, we are now well down the pipeline with a number of new business targets as part of our corporate strategy for 2015 and anticipate further agreements to be settled by the close of Q1 2015."

Forward Looking Statements
Information in this news release may contain statements about future expectations or plans of Empire Global Corp. that constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995.

Contacts:
Michele Ciavarella, B.Sc.
ceo.emgl@emglcorp.com
1-647-229-0136